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                                                                   EXHIBIT 99(a)

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                              DATE: AUGUST 25, 2004

                                     INVESTOR RELATIONS: DOUGLAS W. BUSK
                                                         TREASURER
                                                         (248) 353-2700EXT. 432
                                                         IR@CREDITACCEPTANCE.COM

                                          NASDAQ SYMBOL: CACC

                    CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
                       $100 MILLION ASSET BACKED FINANCING

SOUTHFIELD, MICHIGAN - AUGUST 25, 2004 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) announced today the completion of a $100 million asset-backed non-recourse secured financing, its eleventh asset-backed financing. Pursuant to this transaction, the Company contributed dealer-partner advances having a net book value of approximately $133 million to a wholly owned special purpose entity which transferred the advances to a Trust, which issued $100 million in notes to qualified institutional investors. The proceeds will be used by the Company to repay outstanding indebtedness.

This transaction represents the Company's second sale of notes to qualified institutional investors under SEC Rule 144A. Radian Asset Assurance issued the primary financial insurance policy in connection with the transaction, while XL Capital Assurance issued a backup insurance policy. The policies guarantee the timely payment of interest and ultimate repayment of principal on the final scheduled distribution date. The notes are rated "Aaa" by Moody's Investor Services and "AAA" by Standard & Poor's Rating Services.

The notes bear interest at a fixed rate of 2.53%. The expected annualized cost of the financing, including underwriters fees, insurance premiums and other costs, is approximately 6.6%. The notes are secured by the dealer-partner advances, which are repaid from collections on the related automobile loans receivable up to the sum of the related dealer-partner advance and the Company's servicing fee. It is anticipated that the notes will be repaid in approximately 15 months.

The Company will receive 6% of the cash flows related to the underlying automobile loans to cover servicing expenses. The remaining 94%, less amounts due to dealer-partners for payments of dealer-partner holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the financing. Using a unique financing structure, the Company's contracted relationship with its dealer-partners remains unaffected with the dealer-partners' rights to future payments of dealer holdback preserved.

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The notes have not been and will not be registered under the Securities Act of
1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.